                                                                                                                                 EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) of RF Micro Devices, Inc. for the registration of $200 million of 0.75% Convertible Subordinated Notes due 2012, $175 million of 1.00% Convertible Subordinated Notes due 2014, and Common Stock Issuable Upon Conversion of the Notes and to the incorporation by reference therein of our reports dated May 25, 2007, with respect to the consolidated financial statements and schedule of RF Micro Devices, Inc. and subsidiaries, RF Micro Devices, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of RF Micro Devices, Inc., included in its Annual Report (Form 10-K) for the year ended March 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Greensboro, North Carolina

June 27, 2007